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                                                                    EXHIBIT 99.1

                 N   E   W   S      R   E   L   E   A   S   E


[PS GROUP HOLDINGS LOGO]


     PS GROUP HOLDINGS IN TENTATIVE SETTLEMENT OF LITIGATION CHALLENGING ITS PROPOSED ACQUISITION BY AN AFFILIATE OF INTEGRATED CAPITAL ASSOCIATES

     TERMINATION FEE LOWERED BY 50%; SUPPLEMENTAL PROXY MATERIAL TO BE DISTRIBUTED SHORTLY; STOCKHOLDER VOTE DEFERRED UNTIL MARCH 23

     San Diego, CA -- March 8, 2000 -- PS Group Holdings, Inc. (NYSE:PSG) announced today that it has reached a tentative settlement of litigation challenging its proposed acquisition by an affiliate of Integrated Capital Associates.

     On December 20, 1999, the Company announced a proposed merger under which its stockholders would receive $12.00 a share in cash, to be financed 20% by equity from the principals of Integrated Capital Associates, Inc. and 80% by a secured loan from GATX Capital Corporation.

     On December 27, 1999, a stockholder class action was filed against PS Group Holdings and its directors in California Superior Court in San Diego. In his amended complaint, the plaintiff alleges that the defendants breached their fiduciary duties in connection with the proposed merger by, among other things, failing to implement an auction or other procedure to maximize stockholder value and failing to disclose certain information in the proxy statement sent to the company stockholders on February 11, 2000.

     On February 23, the defendants removed the lawsuit from state court to U.S. District Court in San Diego. The plaintiff made a motion to remand the case back to the state court and the defendants filed an opposition to that motion.

     Under the tentative settlement, Integrated Capital Associates' affiliate has irrevocably waived $1.25 million of the $2.5 million fee payable to it by PS Group Holdings if the merger agreement is terminated under certain circumstances. This 50% lowering of the termination fee is intended to reduce the impediment to any other party making a competing acquisition proposal that could be potentially superior to the pending transaction.

     In addition, the tentative settlement calls for PS Group Holdings to send to its stockholders a supplement to its February 11 proxy statement which will contain the


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1999 year-end financial results, as well as the price at which its oil and gas development and distribution subsidiary, Statex Petroleum, would be sold to that subsidiary's two senior officers under the letter of intent announced on December 20 at the same time as to the announcement of the proposed merger transaction. The supplement will also disclose the reduction in the termination fee provided for in the merger agreement.

     The tentative settlement is subject to the execution of a definitive settlement agreement and to court approval. Pending court approval, the plaintiff will not seek to block the closing of the proposed merger.

     PS Group Holdings had previously scheduled a special meeting of its stockholders to vote on the proposed merger on March 13, 2000. Under the tentative settlement announced today, when the meeting is convened on March 13, the only action that will be taken will be to adjourn the meeting until March
23. The Company will announce a specific time and place for the reconvened meeting when it calls the meeting to order on March 13 and this information will also be contained in its supplemental proxy material, which will include a new proxy card for use by stockholders who have not yet voted or might wish to change their vote.

Forward-Looking Statements

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The information included in this release regarding the status of the proposed acquisition of PSGH, the status of the pending litigation relating thereto, the tentative settlement of that litigation, the conditions to the finalization of that settlement and the status of the pending disposition of Statex may be deemed forward-looking. Investors are cautioned that such statements involve risks and uncertainties, including, but not limited to: the possibility that the proposed acquisition of PSGH will not close; the possibility that the tentative settlement of the pending litigation relating to the proposed acquisition may not result in a definitive settlement of the case; the possibility that, if not settled, that litigation may result in consequences adverse to PSGH and its stockholders; and the possibility that the letter of intent regarding the proposed sale of Statex will not result in a completed transaction.

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CONTACT - LAWRENCE A. GUSKE, PS GROUP HOLDINGS, INC., 858.642.2982

        - LAWRENCE E. DENNEDY, MACKENZIE PARTNERS, INC., 212.929.5500

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